EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177095) of Energy XXI Ltd of our report dated June 28, 2016 with respect to the financial statements and supplemental schedule of Energy XXI Service Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015, which appear in the Annual Report on Form 11-K of Energy XXI Service Plan for the year ended December 31, 2015.

/s/ BDO USA, LLP

Houston, Texas

June 28, 2016